                                                                     Exhibit 2.1

                               EXCHANGE AGREEMENT


                                      AMONG


                             SCOVILL HOLDINGS INC.,


                             SCOVILL FASTENERS INC.,


                          SARATOGA PARTNERS III, L.P.,


                          SARATOGA PARTNERS III, C.V.,


                        SARATOGA MANAGEMENT COMPANY, LLC


                                       AND


                         THE HOLDERS OF THE OUTSTANDING
                        11-1/4% SENIOR NOTES DUE 2007 OF
                             SCOVILL FASTENERS INC.
                            NAMED IN EXHIBIT A HERETO




                           DATED AS OF AUGUST 3, 2001

                                TABLE OF CONTENTS

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


                                    ARTICLE 1

                                   DEFINITIONS


1.1.    Definitions..........................................................     2


                                    ARTICLE 2

                                  THE EXCHANGE


2.1.    Exchange.............................................................     4
2.2.    Closing..............................................................     5
2.3.    Deliveries...........................................................     5
2.4.    U.S. Federal Income Tax Treatment....................................     5


                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                            OF HOLDINGS AND FASTENERS


3.1.    Representations and Warranties of Holdings and Fasteners.............     5
        3.1.1.   Organization and Standing...................................     6
        3.1.2.   Authority and Enforceability................................     6
        3.1.3.   Consents and Approvals......................................     7
        3.1.4.   No Violations...............................................     7
        3.1.5.   Validity of Stock...........................................     8
        3.1.6.   Litigation and Claims Against Holdings or Fasteners.........     8
        3.1.7.   Capitalization..............................................     8
        3.1.8.   Reports and Financial Statements............................     9
        3.1.9.   Undisclosed Liabilities.....................................    10
        3.1.10.  Material Contracts..........................................    10
        3.1.11.  Compliance..................................................    11
        3.1.12.  Title to Property and Assets................................    11
        3.1.13.  Insurance...................................................    11

        3.1.14.  Related Party Transactions..................................    12
        3.1.15.  No Fees.....................................................    12
        3.1.16.  Proprietary Rights..........................................    12
        3.1.17.  Employee Benefit Plans......................................    13
        3.1.18.  Labor Relations; Employees..................................    14
        3.1.19.  Environmental Matters.......................................    14


                                    ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES AND
                         OTHER AGREEMENTS OF THE HOLDERS


4.1.    Representations and Warranties of the Holders.........................   16
        4.1.1.   Ownership of Notes...........................................   16
        4.1.2.   Authority....................................................   17
        4.1.3.   Consents and Approvals.......................................   17
        4.1.4.   Investment Intent............................................   17
        4.1.5.   Investor Sophistication......................................   17
4.2.    Restricted Securities.................................................   17
4.3.    Tax Advice............................................................   18


                                    ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES AND
                          OTHER AGREEMENTS OF SARATOGA


5.1.    Representations and Warranties of Saratoga............................    18
        5.1.1.   Authority....................................................    19
        5.1.2.   Consents and Approvals.......................................    19
5.2.    Representations and Warranties of Saratoga Management Company.........    19
        5.2.1.   Investment Intent............................................    19
        5.2.2.   Investor Sophistication......................................    19
5.3.    Restricted Securities.................................................    20

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                                    SECTION 6

                              ADDITIONAL AGREEMENTS

6.1.    Further Assurances..............................................   20
6.2.    Post-Closing Exchange...........................................   21
        6.2.1.   Post-Closing Exchange Offer............................   21
        6.2.2.   Review of Exchange Offer Materials.....................   21
6.3.    Purchase Option.................................................   21
        6.3.1.   Purchase Option........................................   21
        6.3.2.   Assignment of Purchase Option..........................   22
        6.3.3.   Deliveries.............................................   22
6.4.    Waiver by Employees of Change of Control Provisions.............   23
6.5.    Certain Transfer Restrictions...................................   23
6.6.    Supplemental Indenture..........................................   23
6.7.    Management Fees.................................................   23

                                    ARTICLE 7

                       CONDITIONS PRECEDENT TO OBLIGATIONS


7.1.    Conditions Precedent to Obligations of the Holders...............  24
        7.1.1.   Representations and Warranties True.....................  24
        7.1.2.   Performance of Covenants and Agreements.................  24
        7.1.3.   Delivery of Closing Certificate.........................  24
        7.1.4.   Indenture...............................................  25
        7.1.5.   Greenwich Agreement.....................................  25
        7.1.6.   Termination and Release Agreements......................  25
        7.1.7.   Merger Agreement........................................  25
        7.1.8.   Other Deliveries........................................  25
        7.1.9.   Opinion of Hunton & Williams............................  25
        7.1.10.  Board Resolutions.......................................  25
7.2.    Conditions Precedent to Obligations of Holdings and Fasteners....  26
        7.2.1.   Representations and Warranties True.....................  26
        7.2.2.   Performance of Covenants and Agreements.................  26
        7.2.3.   Delivery of Closing Certificate.........................  26
        7.2.4.   Greenwich Additional Investment.........................  26
        7.2.5.   Warrant Agreements......................................  26
7.3.    Conditions Precedent to Obligations of Saratoga..................  27
        7.3.1.   Representations and Warranties True.....................  27

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        7.3.2.   Performance of Covenants and Agreements.................   27
        7.3.3.   Delivery of Closing Certificate.........................   27
        7.3.4.   Saratoga Agreement......................................   27
        7.3.5.   Opinion of Hunton & Williams............................   27
7.4.    Conditions Precedent to Obligations of the Parties...............   27
        7.4.1.   Stockholders Agreement..................................   27
        7.4.2.   Registration Rights Agreement...........................   28
        7.4.3.   Treatment of Senior Debt................................   28
        7.4.4.   Mutual Releases.........................................   28
        7.4.5.   Employee Waivers........................................   28
        7.4.6.   Equity Compensation Plans; Stock Options................   28


                                    ARTICLE 8

                                  MISCELLANEOUS


8.1.    Entirety.........................................................   28
8.2.    Counterparts.....................................................   29
8.3.    Fees and Expenses................................................   29
8.4.    Notices and Waivers..............................................   29
8.5.    Table of Contents and Captions...................................   32
8.6.    Assignment.......................................................   32
8.7.    Successors and Assigns...........................................   32
8.8.    Severability.....................................................   32
8.9.    Applicable Law...................................................   32
8.10.   Amendment........................................................   33
8.11.   Third Party Beneficiaries........................................   33
8.12.   Further Assurances...............................................   33
8.13.   Survival.........................................................   33
8.14.   Publicity........................................................   33
8.15.   Subordination....................................................   34

                         TABLE OF SCHEDULES AND EXHIBITS


Schedule 3.1.7       -   Outstanding Options
Schedule 3.1.10      -   Material Contracts
Schedule 3.1.16(a)   -   Proprietary Rights
Schedule 3.1.16(b)   -   Company Rights
Schedule 3.1.17(a)   -   Employee Benefit Plans
Schedule 3.1.17(d)   -   Payments, Vestings or Liabilities
Schedule 3.1.17(e)   -   Claims With Respect to Plans
Schedule 3.1.17(f)   -   Rights to Amend Plans
Schedule 3.1.18      -   Labor Relations; Employees
Schedule 3.1.19      -   Environmental Matters

Exhibit A    -  Holders; Saratoga; Warrants
Exhibit B    -  Form of Supplemental Indenture
Exhibit C    -  Form of Indenture
Exhibit D    -  Form of Greenwich Agreement
Exhibit E    -  Forms of Termination and Release Agreements
Exhibit F       Form of Merger Agreement
Exhibit G    -  Form of Warrant Agreements
Exhibit H    -  Form of Saratoga Agreement
Exhibit I    -  Form of Stockholders Agreement
Exhibit J    -  Form of Registration Rights Agreement
Exhibit K    -  [Intentionally Omitted.]
Exhibit L    -  Form of Mutual Release

                               EXCHANGE AGREEMENT


               THIS EXCHANGE AGREEMENT (this "Agreement") is made and entered into as of August 3, 2001 by and among Scovill Holdings Inc., a Delaware corporation ("Holdings"), Scovill Fasteners Inc., a Delaware corporation ("Fasteners"), Saratoga Partners III, L.P., a Delaware partnership ("Saratoga L.P."), Saratoga Partners III, C.V., a corporation organized under the laws of the Netherlands Antilles ("Saratoga C.V." and, together with Saratoga L.P., "Saratoga"), Saratoga Management Company, LLC, a Delaware limited liability company ("Saratoga Management Company"), and the noteholders named in Exhibit A attached hereto (the "Holders").

               WHEREAS, Holdings and Fasteners desire to refinance certain indebtedness evidenced by Fasteners' outstanding 11-1/4% Senior Notes due 2007 (the "Old Notes");

               WHEREAS, certain holders of such outstanding Old Notes have agreed to exchange such Old Notes for (i) common stock, par value $0.01 per share, of Fasteners (the "Common Stock") and (ii) new 14% Subordinated Pay-in-Kind Bonds due 2013 (the "New Bonds" (which term shall include any pay-in-kind bonds issued or issuable pursuant thereto));

               WHEREAS, simultaneously with the Closing, Holdings shall merge with and into Fasteners and the existing common stockholders of Holdings shall receive shares of Common Stock and warrants to purchase Common Stock;

               WHEREAS, Holdings and Fasteners are parties to the Amended and Restated Credit Agreement dated as of November 26, 1997, as amended and restated as of November 30, 1999 (the "Credit Agreement"), by and among Fasteners, Holdings, PCI Group, Inc. ("PCI"), Rau Fastener Company, LLC ("Rau"), Scomex, Inc. ("Scomex" and, together with Holdings, Fasteners, PCI and Rau, the "Credit Parties"), the financial institutions and persons party thereto as lenders from time to time (the "Banks"), Credit Agricole Indosuez, as issuing bank ("Issuing Bank"), administrative agent (the "Administrative Agent") and collateral agent for the Banks and the Issuing Bank (the "Collateral Agent"), and UBS AG, Stamford Branch, as documentation agent and syndication agent for the Banks and the Issuing Bank (collectively with the Credit Parties, the Banks, the Administrative Agent and the Collateral Agent, the "Credit Agreement Parties");

               WHEREAS, concurrently with the execution of this Agreement, Holdings and Fasteners are entering into an amendment to the Credit Agreement (the "Amendment Agreement") dated as of the date hereof, and an amended and restated credit agreement dated as of the date hereof, by and among the Credit Agreement Parties (the "Amended and Restated Credit Agreement" and, together with the Amendment Agreement, the "Amendment"), with respect to, among other things, certain waivers and modifications to be made with respect to the Credit Agreement; and

               WHEREAS, it is intended for U.S. federal income tax purposes that the exchange provided for herein shall qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

               NOW, THEREFORE, in consideration of the foregoing and of the respective representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS


                  1.1. Definitions. The following terms are defined in the sections indicated:

      Defined Term                                        Section
      ------------                                        -------
      Action...........................................   Section 3.1.6
      Additional Holders...............................   Section 6.2.1
      Administrative Agent.............................   Recitals
      Agreement........................................   Preamble
      Amended and Restated Credit Agreement............   Recitals
      Amendment........................................   Recitals
      Amendment Agreement..............................   Recitals
      Banks............................................   Recitals
      Birch............................................   Section 8.3
      Closing..........................................   Section 2.2
      Closing Date.....................................   Section 2.2
      Code.............................................   Recitals
      Collateral Agent.................................   Recitals
      Commission.......................................   Section 3.1.8
      Common Stock.....................................   Recitals
      Company Rights...................................   Section 3.1.16
      Contingent Payment...............................   Section 8.3
      Contract.........................................   Section 3.1.4
      Credit Agreement.................................   Recitals
      Credit Agreement Parties.........................   Recitals

      Defined Term                                        Section
      ------------                                        -------

      Credit Parties...................................   Recitals
      Environmental Laws...............................   Section 3.1.19
      ERISA............................................   Section 3.1.17
      ERISA Plan.......................................   Section 3.1.17
      Exchange.........................................   Section 2.1
      Exchange Offer Materials.........................   Section 6.2.1
      Fasteners........................................   Preamble
      Governmental Entity..............................   Section 3.1.3
      Greenwich Agreement..............................   Section 7.1.5
      Greenwich Entities...............................   Section 8.3
      Greenwich Management Fee.........................   Section 6.8
      GSC..............................................   Section 8.3
      GSC Loans........................................   Section 7.2.4
      GSCP (US)........................................   Section 8.3
      Holders..........................................   Preamble
      Holdings.........................................   Preamble
      Indenture........................................   Section 2.1
      Issuing Bank.....................................   Recitals
      Law..............................................   Section 3.1.4
      Liens............................................   Section 3.1.4
      Materials of Environmental Concern...............   Section 3.1.19
      Merger Agreement.................................   Section 7.1.7
      Mutual Release...................................   Section 7.4.4
      New Bonds........................................   Recitals
      Normalized EBITDA................................   Section 8.3
      Notice of Default................................   Section 3.1.9
      Offer............................................   Section 6.2.1
      Old Indenture....................................   Section 6.2.1
      Old Notes........................................   Recitals
      Order............................................   Section 3.1.4
      PCI..............................................   Recitals
      Permitted Assignee...............................   Section 6.3.2
      Plan.............................................   Section 3.1.17
      Post-Closing Exchange............................   Section 6.2.1
      Proprietary Rights...............................   Section 3.1.16
      Purchase Option..................................   Section 6.3.1
      Purchase Option Amount...........................   Section 6.3.1

      Defined Term                                        Section
      ------------                                        -------

      Purchase Option Consideration....................   Section 6.3.1
      Rau..............................................   Recitals
      Registration Rights Agreement....................   Section 7.4.2
      Required Banks...................................   Section 3.1.4
      Revolving Loan Banks.............................   Section 3.1.4
      Saratoga Agreement...............................   Section 7.3.4
      Saratoga C.V.....................................   Preamble
      Saratoga L.P.....................................   Preamble
      Saratoga Management Company......................   Preamble
      Saratoga Management Fee..........................   Section 6.8
      Scomex...........................................   Recitals
      Securities Act...................................   Section 4.1.5
      Stockholders Agreement...........................   Section 7.4.1
      Supplemental Indenture...........................   Section 6.6
      10-K.............................................   Section 3.1.8
      10-Q.............................................   Section 3.1.8
      Termination and Release Agreements...............   Section 7.1.6
      Tranche B Loans..................................   Section 6.3.1
      Tranche B Notes..................................   Section 6.3.1
      Transaction Documents............................   Section 3.1.2
      Unione...........................................   Section 8.3
      Warrant Agreements...............................   Section 7.2.5
      Warrants.........................................   Section 3.1.2


                                    ARTICLE 2

                                  THE EXCHANGE


                  2.1. Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and at the Closing, Fasteners agrees to issue and deliver to each Holder (i) Common Stock, to be issued in the amounts set forth on Exhibit A hereto, and (ii) New Bonds, to be issued at a rate of $400 of principal amount of New Bonds for each $1,000 of principal amount of Old Notes, in exchange for cancellation of the Old Notes held by such Holder (whether beneficially or of record) (such exchanges collectively, the "Exchange"), in each case as set forth on Exhibit A hereto. The New Bonds are to be issued pursuant to an

Indenture (the "Indenture") dated as of the date hereof between Fasteners and Wilmington Trust Company, as trustee.

                  2.2. Closing. The closing of the transactions contemplated by
Section 2.1 hereof (the "Closing") shall take place on August 3, 2001, or at such other time as the parties hereto shall mutually agree (the "Closing Date") at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York or at such other place as the parties hereto shall mutually agree.

                  2.3. Deliveries. At the Closing: (i) the Holders shall deliver to Fasteners the Old Notes held by the Holders, together with such other written instruments and accompanying documentation as may be reasonably necessary or appropriate to cancel such Old Notes; and (ii) Fasteners shall deliver to the Holders (A) one or more certificates representing the number of shares of Common Stock registered in the name of each Holder as set forth on Exhibit A hereto, together with such other written instruments and accompanying documentation as may be reasonably necessary or appropriate to give effect to the issuance of such shares to the Holders, and (B) one or more global certificates representing the New Bonds, which certificate or certificates shall be deposited with The Depository Trust Company for credit to the respective accounts of each Holder in the principal amounts set forth on Exhibit A hereto.

                  2.4. U.S. Federal Income Tax Treatment. The parties hereto (i) agree that it is their intention that the Exchange contemplated hereby qualify as a reorganization within the meaning of Section 368(a)(1)(E) of the Code pursuant to which no gain or loss is recognized and (ii) hereby adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulation
Section 1.368-2(g).


                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                           OF HOLDINGS AND FASTENERS

                  3.1. Representations and Warranties of Holdings and Fasteners. Each of Holdings and Fasteners hereby, jointly and severally, represents and warrants to the Holders and Saratoga that the statements contained in this
Section 3.1 are correct and complete as to itself and its subsidiaries as of the date of this Agreement, other than those representations and warranties that speak only as of a specified date:

               3.1.1. Organization and Standing. Each of Holdings and Fasteners is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the subsidiaries of Holdings and Fasteners, all of which subsidiaries are listed on Exhibits
        21.1 and 21.2 to the 10-K, is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Holdings, Fasteners and their subsidiaries has full corporate or other power and authority to carry on its business as it is currently conducted and to own and operate the properties currently owned and operated by it. Each of Holdings, Fasteners and their subsidiaries is duly qualified or licensed to do business and is in good standing as a foreign corporation or limited liability company authorized to do business in all jurisdictions in which the character of the properties owned or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the financial condition, properties or business of Holdings, Fasteners and their subsidiaries, taken as a whole.

               3.1.2. Authority and Enforceability. Each of Holdings, Fasteners and their subsidiaries has full corporate power and authority to execute and deliver this Agreement, the Supplemental Indenture, the Indenture, the New Bonds, the Greenwich Agreement, the Termination and Release Agreements, the Merger Agreement, the Saratoga Agreement, the Warrant Agreements, the Warrants to purchase Common Stock to be issued pursuant to the Warrant Agreements (the "Warrants"), the Stockholders Agreement, the Registration Rights Agreement, the Mutual Release and the Amendment (collectively, the "Transaction Documents") to which it is a party and to perform its obligations hereunder and thereunder. The Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Holdings and Fasteners and their subsidiaries, as the case may be, and the Transaction Documents to which each is a party have been duly executed and delivered by each of Holdings and Fasteners and their subsidiaries, as the case may be. The New Bonds and the Warrants have been duly authorized, executed, authenticated, issued and delivered. Each of the Transaction Documents to which it is a party constitutes a legally valid, binding and enforceable obligation of each of Holdings and Fasteners and their subsidiaries, as the case may be, except as enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               3.1.3. Consents and Approvals. No notices, reports, registrations or other filings are required to be made by or on behalf of Holdings, Fasteners or any of their subsidiaries with, nor are any consents, approvals or authorizations required to be obtained by or on behalf of Holdings, Fasteners or any of their subsidiaries from, any court or other governmental, administrative or regulatory authority in the United States or elsewhere (each, a "Governmental Entity") in connection with the execution, delivery or performance of this Agreement or, at the time of their execution, delivery and performance, the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby, in each case except for those the failure to make or obtain which, individually or in the aggregate, is not material.

                  3.1.4. No Violations. The execution, delivery and performance of each of the Transaction Documents will not:


                           (a) violate or contravene any provision of the
                  certificate of incorporation or bylaws or similar organizational documents of Holdings or Fasteners or any of their subsidiaries;

                           (b) violate, conflict with, or constitute or result
                  in a default, acceleration or termination of, or entitle any party to terminate, accelerate or cause a default under (in each case, with or without notice or lapse of time or both), any provision of any agreement, license, lease, contract, loan, note, mortgage, indenture, bond or other written or oral obligation (each, a "Contract") to which Holdings or Fasteners or any of their subsidiaries is a party or by which any of their assets is bound that is listed in Schedule 3.1.10, except, in each case, for rights waived in accordance with
                  Section 7.4.5 and for such violations, conflicts, breaches or defaults which individually or in the aggregate would not reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole, or on Holdings' or Fasteners' ability to perform its obligations hereunder and are not reasonably likely to prohibit, restrict or delay Holdings' or Fasteners' or their subsidiaries' performance of the Transaction Documents;

                           (c) except pursuant to the terms of the Transaction
                  Documents, result in the creation or imposition of any liens, mortgages, security interests, charges, restrictions, pledges, equitable interests, rights of first refusal, preemptive rights, adverse claims or other encumbrances of any nature whatsoever (collectively, "Liens") with respect to any of the assets or properties of Holdings or Fasteners or any of their subsidiaries;

                      (d) require Holdings or Fasteners or any of their
               subsidiaries to obtain the consent, waiver, authorization or approval of any person except for any consent, waiver, authorization or approval which has already been obtained (including, without limitation, the consent of the Required Banks and the Revolving Loan Banks (each as defined in the Credit Agreement)); or

                      (e) violate, contravene or conflict with any award,
               judgment, decree or other order of any Governmental Entity (each, an "Order"), any statute, law, rule or regulation (each, a "Law") or any permit applicable to Holdings or Fasteners or any of their subsidiaries.

               3.1.5. Validity of Stock. (a) The shares of Common Stock to be issued hereunder, upon issuance by Fasteners on the Closing Date, will be duly authorized and validly issued, fully paid and nonassessable and free and clear of any Liens, and will not have been issued in violation of any preemptive right or similar rights of any shareholder of Fasteners.

               (b) The shares of Common Stock issuable upon exercise of the Warrants upon the Closing Date will be duly authorized and validly issued, fully paid and nonassessable and free and clear of any Liens, and, when issued upon exercise of the Warrants, will not have been issued in violation of any preemptive right or similar right of any shareholder of Fasteners.

               3.1.6. Litigation and Claims Against Holdings or Fasteners. There are no actions, suits, claims, investigations or other legal or administrative proceedings by or before any Governmental Entity or arbitration panel (each, an "Action") or Orders pending or, to the knowledge of Holdings or Fasteners, threatened against Holdings or Fasteners or any of their subsidiaries or any of their assets, at law or in equity, individually or in the aggregate, that would or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole, or are material to Holdings' or Fasteners' or any of their subsidiaries' ability to perform its obligations hereunder or reasonably likely to prohibit or restrict or delay Holdings' or Fasteners' or any of their subsidiaries' performance of the Transaction Documents.

               3.1.7. Capitalization. (a) The authorized capital stock of Holdings consists, or will consist, immediately prior to the Closing, solely of 15,000,000 shares of common stock, of which 9,801,053 are issued and outstanding, and 1,000,000 shares of preferred stock, none of which are issued and outstanding. The authorized capital stock of Fasteners consists, or will consist, immediately prior to the Closing, solely of

         150,000,000 shares of Common Stock, of which 1,000 are issued and outstanding. All of the issued shares of capital stock of Holdings and Fasteners have been duly authorized, validly issued, fully paid and nonassessable, and are free and clear of all Liens, except Liens pursuant to the Credit Agreement. All of the issued shares of capital stock of or other equity interests in each subsidiary of Holdings and Fasteners have been duly authorized, validly issued, fully paid and nonassessable, and are owned directly or indirectly by Holdings and Fasteners, free and clear of all Liens, except Liens pursuant to the Credit Agreement. As of the date hereof, except pursuant to this Agreement, the Warrant Agreements or the Stockholders Agreement and except as set forth on Schedule 3.1.7, there are no outstanding or authorized shares of phantom stock, options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, stock appreciation rights, profit sharing rights or similar rights or other contracts or commitments or preemptive rights that could require Holdings, Fasteners or any of their subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock or any other debt or equity security, and there are no outstanding securities convertible or exchangeable into shares of such capital stock or any other debt or equity security. As of the date hereof, except pursuant to the Stockholders Agreement and the Registration Rights Agreement, and after giving effect to the Termination and Release Agreements, there are no agreements to which Holdings, Fasteners or any of their subsidiaries is a party or, to the knowledge of either Holdings or Fasteners, to which any stockholder is a party, providing for voting rights, rights of first refusal, calls, commitments, stock restriction or other similar rights relating to any securities of Holdings, Fasteners or any of their subsidiaries.

               (b) All outstanding options and warrants to purchase shares of capital stock of or any other equity interests in Holdings, Fasteners or any of their subsidiaries other than those referred to in clause (ii) of
        Section 7.4.6 have an exercise price substantially greater than the fair market value of the Common Stock as of the date hereof.

               3.1.8. Reports and Financial Statements. The consolidated financial statements of Holdings and its consolidated subsidiaries included in (i) Holdings' and Fasteners' annual report on Form 10-K for the fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission (the "Commission") on April 2, 2001 (the "10-K"), and (ii) Holdings' and Fasteners' quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the Commission on May 14, 2001 (the "10-Q") were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of Holdings and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. The 10-K and 10-Q, as of their respective dates, did not contain any untrue statement of a material fact or fail to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

               3.1.9. Undisclosed Liabilities. Except (a) as and to the extent reflected or adequately reserved against in the unaudited consolidated balance sheet of Holdings as of March 31, 2001 or in the notes thereto,
        (b) for liabilities which have been incurred since March 31, 2001 in the ordinary course of business consistent with past practice, and (c) as disclosed in the letter dated June 12, 2001 from the Administrative Agent and Collateral Agent to Holdings and Fasteners as to certain defaults (the "Notice of Default"), there are no liabilities or obligations, secured or unsecured (whether absolute, accrued, contingent or otherwise), matured or unmatured, of Holdings or Fasteners or any of their subsidiaries which would be required, in accordance with United States generally accepted accounting principles applied on a consistent basis, to be reflected or reserved against in the unaudited consolidated balance sheet of Holdings as of March 31, 2001 or in the notes thereto or that, individually or in the aggregate, would or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole. Except as disclosed in the Notice of Default, since March 31, 2001, there has not been any material adverse change in the financial position, earnings, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole.

                  3.1.10. Material Contracts. (a) Schedule 3.1.10 contains a list of all material contracts to which Holdings, Fasteners or any of their subsidiaries is a party, including executory contracts, agreements, licenses or commitments, whether written or oral, to which Holdings, Fasteners or any of their subsidiaries is bound, of the type referred to below:

                  (i) all notes, bonds, mortgages and other obligations for borrowed money, including guaranteed obligations (other than the Old Indenture and the Credit Agreement);

                  (ii) all leases relating to real property and personal property;

                  (iii) all agreements and commitments relating to joint ventures, partnerships and equity or debt investments;

                  (iv) all employment, bonus and severance agreements, as well as employee stock option and benefit plans, including individual stock option agreements; and

                  (v) all agreements or commitments relating to capital expenditures, the disposition or acquisition of assets, the sale of products or services, or the purchase of materials, products or services, involving amounts in excess of $100,000 or which otherwise materially affect the business and operations of Holdings, Fasteners and their subsidiaries, taken as a whole.

               (b) True and complete copies of the agreements set forth on
        Schedule 3.1.10 have been furnished to the Holders prior to the date of this Agreement. All contracts set forth on Schedule 3.1.10 are valid and binding obligations of Holdings, Fasteners and/or the applicable subsidiary, as the case may be, and to the knowledge of Holdings and Fasteners, the other party thereto. Except for the defaults described in the Notice of Default, none of Holdings, Fasteners or any of their subsidiaries is in default under any of the contracts listed in Schedule 3.1.10, and no event has occurred, which, with notice or lapse of time or both, could constitute a default, except for such defaults that, individually or in the aggregate, would not or would not reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole, and to the knowledge of Holdings and Fasteners, no other party thereto is in material default thereunder.

               3.1.11. Compliance. Each of Holdings, Fasteners and their subsidiaries has complied in all material respects with all federal, state, local and foreign laws, regulations and orders applicable to its business and has obtained all federal, state, local and foreign governmental licenses, registrations and permits necessary for the conduct of its business, and such licenses, registrations and permits are in full force and effect.

               3.1.12. Title to Property and Assets. Each of Holdings, Fasteners and their subsidiaries has good and marketable title to all of its real properties and assets and has good and valid title to, or a valid leasehold interest in, its other property, in each case free and clear of all Liens (other than Liens pursuant to the Credit Agreement). The properties and assets of Holdings, Fasteners and their subsidiaries are in good operating condition and repair in all material respects.

               3.1.13. Insurance. Each of Holdings, Fasteners and their subsidiaries has in full force and effect insurance policies that are adequate for their properties and busi-
         nesses. True and complete copies of all such insurance policies have been furnished to the Holders prior to the date of this Agreement. No notice of cancellation or non-renewal has been received by any of Holdings, Fasteners or their subsidiaries in the last four years.

               3.1.14. Related Party Transactions. Except for (a) this Agreement, (b) the other Transaction Documents and (c) (i) the Retention Bonus Agreement dated March 3, 2000 between Fasteners and Michael Smith,
        (ii) the Retention Bonus Agreement dated September 25, 2000 between Fasteners and John H. Champagne, (iii) the Employment Offer dated July 13, 2000 made to Vincent H. Catrini by Fasteners and (iv) the Employment Agreement dated October 10, 1997 between Robert Feltz and Fasteners, and after giving effect to the Termination and Release Agreements and Mutual Release, there are no agreements, understandings or proposed transactions among Holdings or Fasteners or any of its subsidiaries on the one hand, and any of its respective officers, directors, shareholders, affiliates, or any affiliate thereof, on the other hand.

               3.1.15. No Fees. Except as set forth in Section 8.3 of this Agreement, no investment banker, financial advisor, consultant or other intermediary is entitled to any fee or commission from Holdings, Fasteners or any of their subsidiaries for services rendered on behalf of Holdings, Fasteners or any of their subsidiaries in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

               3.1.16. Proprietary Rights. (a) Except as set forth on Schedule 3.1.16(a): (i) each of Holdings, Fasteners and their subsidiaries is the sole owner, free and clear of any lien or encumbrance, of, or has a valid license or other right, without the payment of any royalty except with respect to off-the-shelf software and otherwise on commercially reasonable terms, to, all U.S. and foreign trademarks, service marks, logos, corporate and trade names, internet domain names, patents, registered designs, copyrights, computer software and databases, whether or not registered, web sites (and all intellectual property and proprietary rights incorporated therein) and all other trade secrets, research and development, know-how, proprietary and intellectual property rights and information, including all grants, registrations and applications relating thereto (collectively, the "Proprietary Rights"), necessary or advisable for the conduct of its business as now conducted or as contemplated to be conducted, except for such Proprietary Rights the absence of which would not have a material adverse effect on the financial condition, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole (such Proprietary Rights owned by or licensed to Holdings, Fasteners or any of their subsidiaries, subject to such exception, collec-
         tively, the "Company Rights"); (ii) each of Holdings, Fasteners and their subsidiaries has taken all actions which are necessary or advisable in order to protect the Company Rights, and to acquire Proprietary Rights, consistent with prudent commercial practices in the apparel industry; (iii) each of the rights of Holdings, Fasteners and their subsidiaries in the Company Rights is valid and enforceable; (iv) none of Holdings, Fasteners or their subsidiaries has received any demand, claim, notice or inquiry from any person or entity in respect of any Company Rights which challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity of, or the rights of each of Holdings, Fasteners and their subsidiaries in, any such Company Rights, and neither Holdings nor Fasteners knows of any basis for any such challenge; (v) none of Holdings, Fasteners or their subsidiaries is in violation or infringement of, and none has violated or infringed, any Proprietary Rights of any other person or entity, except as would not have a material adverse effect, individually or in the aggregate, on the financial condition, properties, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole; (vi) to the knowledge of each of Holdings and Fasteners, no person or entity is infringing any Company Rights; and (vii) except on an arm's-length basis for value and other commercially reasonable terms, none of Holdings, Fasteners or their subsidiaries has granted any license with respect to any Company Rights to any person or entity.

                  (b) Schedule 3.1.16(b) sets forth a complete and accurate list of the Company Rights and all license and other agreements relating thereto.

               3.1.17. Employee Benefit Plans. (a) Each employee benefit or compensation plan, fund, program, arrangement, agreement or policy maintained or contributed to by Holdings, Fasteners or any of their subsidiaries or as to which Holdings, Fasteners or any of their subsidiaries has any liability (each, a "Plan"), including any Plan that is an "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each, an "ERISA Plan"), as of the date hereof is listed on Schedule 3.1.17(a).

                  (b) Each of Holdings and Fasteners has provided the Holders with all documents relating to any of the Plans as requested by the Holders.

                  (c) None of Holdings, Fasteners or any of their subsidiaries has engaged in any "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Plan.

                  (d) Except as disclosed on Schedule 3.1.17(d) (which disclosure, solely for purposes of this paragraph (d), assumes the non-existence of Section 6.4 hereof), the consummation of the transactions contemplated by this Agreement will not (i) entitle any person to payments under any Plan to which he would not be entitled if the transactions contemplated by this Agreement were not consummated, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due to any person under any Plan, or (iii) result in any liability under Title IV of ERISA.

                  (e) Except as disclosed on Schedule 3.1.17(e), no Plan is subject to any pending, or to the knowledge of Holdings or Fasteners, threatened with any, dispute, lawsuit, claim (other than routine claims for benefits), investigation or complaint to, or by, any person or Governmental Entity. Except as disclosed on Schedule 3.1.17(e), no Plan is the subject of an audit or, to the knowledge of Holdings or Fasteners, under investigation by any Governmental Entity, nor, to the knowledge of Holdings or Fasteners, is any such audit or investigation threatened.

                  (f) Except as disclosed on Schedule 3.1.17(f), each of Holdings, Fasteners and their subsidiaries has reserved the right to amend, terminate or modify at any time any Plan or arrangement providing for post-employment health or life insurance coverage, other than such benefits required by law.

                  (g) Except as disclosed on Schedule 3.1.17(a) or as disclosed in other Schedules hereto, each of the representations and warranties made by each of Holdings, Fasteners and their subsidiaries under
         Section 8.10 of the Credit Agreement (treating "Effective Date" as referenced therein as the date hereof for purposes of this paragraph
         (g)) remains correct and complete.

                  3.1.18. Labor Relations; Employees. No labor dispute with the employees of Holdings, Fasteners or any of their subsidiaries exists or, to the knowledge of Holdings or Fasteners, is imminent that might have a material adverse effect on the financial condition, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole. Except as disclosed on Schedule 3.1.18, no collective bargaining agreement covering any of the employees of Holdings, Fasteners or any of their subsidiaries exists, and, to the knowledge of Holdings or Fasteners, no such agreement is imminent.

                  3.1.19. Environmental Matters.


                  (a) Except as disclosed on Schedule 3.1.19 or as would not be expected to have a material adverse effect, individually or in the aggregate, on the financial condition, properties, results of operations, assets or business of Holdings, Fasteners and their sub-sidiaries, taken as a whole, (i) each of Holdings and Fasteners and their subsidiaries is in material compliance with all applicable federal, state, local, municipal, and foreign laws, codes, ordinances, rules, regulations, decrees, judgments, directives, orders and governmental requirements relating to pollution, preservation or protection of human health or safety or the environment, including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources, and mitigation of adverse effects thereon (together "Environmental Laws") and including, without limitation, laws, codes, ordinances, rules, regulations, decrees, judgments, directives and orders relating to the presence, manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport, handling, emission, discharge, release or threatened release of chemicals, pollutants, contaminants, wastes, radioactive, toxic or hazardous substances or wastes, petroleum or petroleum-derived substances, products or wastes, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, or any constituent, breakdown product or by-product of any of the foregoing ("Materials of Environmental Concern"), and recordkeeping, notification, disclosure and reporting requirements with respect thereto), (ii) each of Holdings and Fasteners and their subsidiaries possesses all material permits and other governmental authorizations required under applicable Environmental Laws and is in material compliance with the terms and conditions thereof and (iii) each of Holdings and Fasteners and their subsidiaries is in material compliance with the terms and conditions of any instrument or agreement pursuant to which any of them has settled or discharged any liability under Environmental Laws.

                  (b) Except as disclosed in the 10-K or on Schedule 3.1.19 or except as would not have a material adverse effect, individually or in the aggregate, on the financial condition, properties, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole, (i) neither Holdings nor Fasteners nor any of their subsidiaries has received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, which alleges that any of Holdings, Fasteners or any of their subsidiaries (or any person or entity whose liability any of Holdings, Fasteners or any of their subsidiaries has acquired, retained or assumed either contractually or by operation of law) is, has been or may be in violation of or not in compliance with any Environmental Law or has or may have any liability (including, without limitation, liability for investigatory costs, cleanup costs, response costs, corrective action, natural resource damages, property damage, personal injury, or fines or penalties) under any Environmental Law and (ii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Materials of Environmental Concern at any location and at any time, that could form the basis for any future liability arising under or relating to Environmental Laws of or to Holdings or Fasteners or any of their subsidiaries or of or to any person or entity whose liability Holdings or Fasteners or any of their subsidiaries has acquired, retained or assumed either contractually or by operation of law.

                  (c) Each of Holdings and Fasteners and their subsidiaries has provided to the Holders all assessments, reports, data, results of investigations or audits, notices of violation, complaints, agreements and notices relating to contribution or indemnification rights or obligations, and other information that Holders have requested that is in the possession of Holdings or Fasteners or any of their subsidiaries regarding actual or potential liabilities arising under or relating to Environmental Laws of or to Holdings, Fasteners or their subsidiaries or of or to any person or entity whose liability Holdings or Fasteners or any of their subsidiaries has acquired, retained or assumed either contractually or by operation of law, except as relates to such liabilities which, to the best knowledge of Holdings and Fasteners after due inquiry, would not have a material adverse effect on the financial condition, properties, results of operations, assets or business of Holdings, Fasteners and their subsidiaries, taken as a whole.


                                    ARTICLE 4

                       REPRESENTATIONS AND WARRANTIES AND
                         OTHER AGREEMENTS OF THE HOLDERS


                  4.1. Representations and Warranties of the Holders. (i) Each Holder that is a Greenwich Entity, jointly and severally with each other Holder that is a Greenwich Entity, and (ii) each other Holder, severally and not jointly, hereby represents and warrants to Holdings and Fasteners and Saratoga that the statements contained in this Section 4.1 with respect to such Holder are correct and complete as of the date of this Agreement, other than those representations and warranties that speak only as of a specified date:

               4.1.1. Ownership of Notes. (i) The Holder is the owner of all right, title and interest (legal, record and beneficial) in and to the Old Notes set forth opposite its name in Exhibit A attached hereto, free and clear of any and all Liens, and the Holder has not granted, sold, conveyed, transferred or otherwise disposed of any right, title or interest (legal, record or beneficial) in and to such Old Notes to any person; (ii) the Holder has the full right and authority to cancel the indebtedness represented by such Old Notes as contemplated by this Agreement; and (iii) upon consummation of the transactions contemplated hereby, the debt evidenced by such Old Notes will no longer be outstanding, the Holder will not have any rights thereunder and none of Holdings, Fasteners or the Holder will have any obligations thereunder.

                  4.1.2. Authority. The Holder has the power, authority and capacity necessary to execute, deliver and perform its obligations under this Agreement and any of the Transaction Documents to which the Holder is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any other Transaction Document to which the Holder is a party and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action in respect thereof on the part of the Holder. This Agreement and any other Transaction Document to which the Holder is a party represent legally valid and binding obligations of the Holder, enforceable against the Holder in accordance with their terms, except as enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  4.1.3. Consents and Approvals. No notices, reports, registrations or other filings are required to be made by the Holder or on its behalf with, nor are any consents, approvals or authorizations required to be obtained by the Holder or on its behalf from, any Governmental Entity in connection with the execution, delivery or performance of this Agreement or, at the time of its execution, delivery and performance, any other Transaction Document to which the Holder is a party, in each case except for those the failure to make or obtain which, individually or in the aggregate, is not material.

                  4.1.4. Investment Intent. The Holder is acquiring the shares of Common Stock or New Bonds, as the case may be, solely for its own account and not with a view to, or for resale in connection with, any distribution thereof.

               4.1.5. Investor Sophistication. The Holder is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The Holder has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits, risks and consequences of an investment in the Common Stock or New Bonds, as the case may be, and the Holder is able to bear the economic risk of loss of this investment.

               4.2. Restricted Securities. Each Holder agrees that, at the time of issuance, the shares of Common Stock and New Bonds to be issued hereunder will not be registered under the Securities Act or qualified under any state securities laws. Such securities are being issued on the basis that the offering and/or sale by Fasteners to such Holder provided for in this Agreement and the issuance by Fasteners of such securities to such Holder under this Agreement are exempt from registration under the Securities Act and from applicable state securities laws. Each Holder agrees that Fasteners' reliance on such exemptions is predicated, in part, on such Holder's representations and warranties and other agreements set forth in this Agreement. Each Holder acknowledges and agrees that (i) each certificate representing shares of Common Stock shall bear the restrictive legend required by the Stockholders Agreement and shall bear substantially the following legend and (ii) each certificate representing New Bonds shall bear substantially the following legend:

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR (ii) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO SCOVILL FASTENERS INC. REGISTRATION UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER.

                  4.3. Tax Advice. Each Holder acknowledges that it has not relied upon Holdings or Fasteners for any tax advice in connection with its exchange of its Old Notes for Common Stock and New Bonds.


                                    ARTICLE 5

                       REPRESENTATIONS AND WARRANTIES AND
                          OTHER AGREEMENTS OF SARATOGA


                  5.1. Representations and Warranties of Saratoga. Each of Saratoga L.P. and Saratoga C.V. hereby represents and warrants, jointly and severally, to Holdings, Fasteners and each of the Holders that the statements contained in this Section 5.1 with respect to Saratoga are correct and complete as of the date of this Agreement, other than those representations and warranties that speak only as of a specified date:

                  5.1.1. Authority. Each of Saratoga L.P. and Saratoga C.V. has the power, authority and capacity necessary to execute, deliver and perform its obligations under this Agreement and any of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and any other Transaction Document to which either Saratoga L.P. or Saratoga C.V. is a party and the consummation of the transactions contemplated herein and therein have been duly and validly authorized by all necessary action in respect thereof on the part of Saratoga L.P. or Saratoga C.V., as the case may be. This Agreement and any other Transaction Document to which Saratoga L.P. or Saratoga C.V. is a party have been duly executed and delivered and represent legally valid and binding obligations of each of Saratoga L.P. or Saratoga C.V., as the case may be, enforceable against Saratoga L.P. or Saratoga C.V., as the case may be, in accordance with their terms, except as enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors' rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  5.1.2. Consents and Approvals. No notices, reports, registrations or other filings are required to be made by either Saratoga L.P. or Saratoga C.V. or on either's behalf with, nor are any consents, approvals or authorizations required to be obtained by either Saratoga L.P. or Saratoga C.V. from, any Governmental Entity in connection with the execution, delivery or performance of this Agreement, or, at the time of its execution, delivery and performance, any other Transaction Document to which either Saratoga L.P. or Saratoga C.V. is a party, in each case except for those the failure to make or obtain which, individually or in the aggregate, is not material.

                  5.2. Representations and Warranties of Saratoga Management Company. Saratoga Management Company hereby represents and warrants to Holdings, Fasteners and each of the Holders that the statements contained in this Section
5.2 with respect to Saratoga Management Company are complete and correct as of the date of this Agreement, other than those representations and warranties that speak only as of a specified date:

                  5.2.1. Investment Intent. Saratoga Management Company is acquiring the shares of Common Stock and New Bonds pursuant to Section
         8.3 solely for its own account and not with a view to, or for resale in connection with, any distribution thereof (other than in accordance with the provisions of Section 6.3).

                  5.2.2. Investor Sophistication. Saratoga Management Company is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities

         Act. Saratoga Management Company has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits, risks and consequences of an investment in the Common Stock and New Bonds, and Saratoga Management Company is able to bear the economic risk of loss of this investment.

                  5.3. Restricted Securities. Saratoga Management Company agrees that, at the time of issuance, the shares of Common Stock and New Bonds to be issued hereunder will not be registered under the Securities Act or qualified under any state securities laws. Such securities are being issued on the basis that the offering and/or sale by Fasteners to Saratoga Management Company provided for in this Agreement and the issuance by Fasteners of such securities to Saratoga Management Company under this Agreement are exempt from registration under the Securities Act and from applicable state securities laws. Saratoga Management Company agrees that Fasteners' reliance on such exemptions is predicated, in part, on the representations and warranties of Saratoga Management Company and other agreements set forth in this Agreement. Saratoga Management Company acknowledges and agrees that (i) each certificate representing shares of Common Stock shall bear the restrictive legend required by the Stockholders Agreement and shall bear substantially the following legend and (ii) each certificate representing New Bonds shall bear substantially the following legend:

        THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR (ii) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO SCOVILL FASTENERS INC. REGISTRATION UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER.


                                    SECTION 6

                              ADDITIONAL AGREEMENTS


                  6.1. Further Assurances. Each of Holdings and Fasteners hereby covenants and agrees to take all reasonable actions within its power after the date hereof to effect the transactions contemplated by the Transaction Documents.

                  6.2. Post-Closing Exchange.

                  6.2.1. Post-Closing Exchange Offer. Fasteners hereby covenants and agrees that it will proceed as promptly as practicable to take all necessary steps, subject to compliance with the Indenture with respect to the Old Notes dated as of November 26, 1997 by and among Fasteners, Holdings and United States Trust Company of New York, as trustee, as amended (the "Old Indenture"), and applicable state and federal securities laws, to offer to exchange Common Stock and New Bonds in exchange for cancellation of the Old Notes held by each holder of Old Notes other than the Holders, at the same rates of exchange provided for in Section 2.1 (the "Offer"). Upon written request from Fasteners, each Holder and Saratoga shall provide promptly information reasonably required to be included in any exchange offer materials relating to the Offer (the "Exchange Offer Materials"); provided that any such information shall be limited to information with respect to such Holder or Saratoga, if any, as the case may be. The remaining holders of Old Notes (if any) that exchange their Old Notes pursuant to the Offer are referred to herein as the "Additional Holders". The Offer shall be completed by the earlier of (i) 20 business days (as defined in Rule 14d-1(g) under the Securities Exchange Act of 1934, as amended) after the date of commencement of the Offer and (ii) the 60th day after the Closing Date. It shall be a condition to the consummation of the exchange to be solicited pursuant to the Offer (the "Post-Closing Exchange") that all Additional Holders shall agree to be subject to the provisions of Section 6.3.

                  6.2.2. Review of Exchange Offer Materials. Fasteners shall provide to Saratoga and each of the Holders copies of any Exchange Offer Materials that refer to Saratoga or any Holder or relate to the transactions contemplated by this Agreement no later than three (3) business days prior to the distribution of such materials. Saratoga and each of the Holders may comment on such Exchange Offer Materials, but understand and agree that Fasteners' determination as to its disclosure obligations under federal securities and other laws shall control. Except with respect to any information supplied by Saratoga and the Holders in accordance with Sections 6.2.1 and 6.2.2, Saratoga and the Holders shall have no obligations with respect to any Exchange Offer Materials.

                  6.3. Purchase Option.


                  6.3.1. Purchase Option. The parties agree that Saratoga shall have the right, at its option (the "Purchase Option"), which Saratoga contemplates assigning to the Permitted Assignees pro rata according to their ownership of, or participation in, Tranche B Notes (as defined in the Credit Agreement), exercisable upon 10 days' written notice from Saratoga, which notice, if given, shall be given on or prior to the 20th day after the earlier of the completion of the Post-Closing Exchange or the expiration of the Offer, to purchase from each Holder and Additional Holder (if any) Common Stock and New Bonds received for the Old Notes tendered by such Holder or Additional Holder (if any), pro rata in proportion to the amount of Old Notes tendered by such Holder or Additional Holder (if any) in the Exchange or the Post-Closing Exchange, as the case may be, as a percentage of all Old Notes tendered in the Exchange and the Post-Closing Exchange. Saratoga may exercise the Purchase Option for up to an aggregate amount of Common Stock and New Bonds valued at $7,500,000 (it being understood that the New Bonds will be valued at par and the Common Stock will be valued on the basis of an assumed total equity value of Fasteners of $21,900,000). The proportion of Common Stock and New Bonds to be received pursuant to the exercise of the Purchase Option will be the same proportion as received by the Holders in the Exchange. Saratoga may exercise the Purchase Option (a) by paying up to $7,500,000 in cash, or (b) by transferring Tranche B Notes with a value of up to $7,500,000 (such Tranche B Notes to be valued at the repayment price therefor provided in Section 5.02(A)(d)(ii) of the Amended and Restated Credit Agreement, plus accrued interest) (it being understood that if Saratoga, for example, exercises the Purchase Option for an aggregate of Common Stock and New Bonds valued at $7,500,000, the principal amount of Tranche B Notes transferred to the Holders and Additional Holders (if any) will be less than $7,500,000), or (c) by paying and/or transferring a combination of cash and Tranche B Notes pursuant to the terms of (a) and (b) above. Such cash and/or Tranche B Notes are called the "Purchase Option Consideration". Saratoga shall determine, in its sole discretion, the aggregate amount of Common
         Stock and New Bonds with respect to which it will exercise the Purchase Option, up to a maximum of $7,500,000 value of Common Stock and New Bonds. Saratoga agrees to deliver to each Holder and each Additional Holder (if any) its pro rata share of the Purchase Option Consideration in exchange for such Holder's or Additional Holder's (if any) pro rata share of such Common Stock and New Bonds. The Purchase Option Consideration shall be paid to the Holders and the Additional Holders (if any) in cash, and/or, at Saratoga's option, Tranche B
         Notes representing Tranche B Loans; provided that any Tranche B Notes so offered shall be exchanged on a pro rata basis in proportion to the amount of Common Stock and New Bonds purchased from each Holder and Additional Holder (if any). Notwithstanding the foregoing, the Holders may allocate among themselves (x) the Common Stock and New Bonds to be delivered to Saratoga and/or any Permitted Assignee upon exercise of the Purchase Option and (y) the Purchase Option Consideration delivered to the Holders for such Common Stock and New Bonds.

                  6.3.2. Assignment of Purchase Option. Saratoga may assign any portion of the Purchase Option to any other person or entity that is a holder of, or participant in, Tranche B Notes on the same terms as provided for herein; provided that such holder or participant is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act (each holder or participant to which Saratoga shall assign the Purchase Option in accordance with the foregoing proviso, a "Permitted Assignee").

                  6.3.3. Deliveries. In the event Saratoga and/or any Permitted Assignee(s) exercise the Purchase Option, (i) each Holder and each Additional Holder (if any) shall deliver to Saratoga and/or such Permitted Assignee(s) one or more certificates, each accompanied by an executed stock power or properly endorsed, as appropriate, representing its pro rata portion of the Common Stock and New Bonds with respect to which the Pur-
chase Option is exercised, and (ii) Saratoga and/or each such Permitted Assignee shall deliver to the Holders and the Additional Holders (if any) the Purchase Option Consideration, consisting of (A) immediately available funds by wire transfer to such bank accounts as are designated in writing by the Holders and the Additional Holders (if any) and/or (B) Tranche B Notes representing Tranche B Loans. Subject to the last sentence of this Section 6.3.3, the Purchase Option Consideration will be tendered pro rata to each Holder and Additional Holder (if any) in proportion to the amount of Old Notes exchanged by each in the Exchange or the Post-Closing Exchange (if consummated), as the case may be. In addition, it is a condition to exercise of the Purchase Option that Saratoga and/or each Permitted Assignee shall deliver to the Holders and Additional Holders (if any) a certificate with substantially the same representations, warranties and agreements contained in Sections 4.1.4, 4.1.5 and 4.2 of this Agreement with respect to the Common Stock and New Bonds that Saratoga and/or each Permitted Assignee will acquire pursuant to the Purchase Option. Notwithstanding the foregoing, the Holders may allocate among themselves (x) the Common Stock and New Bonds to be delivered to Saratoga and/or any Permitted Assignee upon exercise of the Purchase Option and (y) the Purchase Option Consideration delivered to the Holders for such Common Stock and New Bonds, and the Purchase Option Consideration will be tendered to the Holders in the amounts indicated by the Holders to Saratoga.

                  6.4. Waiver by Employees of Change of Control Provisions. Holdings and Fasteners shall use their reasonable best efforts to cause each employee of Holdings, Fasteners and any of their subsidiaries who may be entitled to any payments under any "change of control" provisions in any employment agreement or arrangement as a result of the consummation of the transactions contemplated hereby or by any other Transaction Document to waive all such payments to which such employee may be entitled.

                  6.5. Certain Transfer Restrictions. In addition to any restriction on transfer of the Common Stock and New Bonds provided for in any Transaction Document or under applicable law, each Holder agrees that it will not transfer any Common Stock or New Bonds until the Purchase Option provided for in Section 6.3 may no longer be exercised or unless the transferee agrees to be subject to the provisions of Section 6.3 (which transferee shall be reasonably acceptable to Saratoga). It shall be a condition to any Additional Holder's participation in the Post-Closing Exchange that such Additional Holder shall agree that it will not transfer any Common Stock or New Bonds until the Purchase Option provided for in Section 6.3 may no longer be exercised or unless the transferee agrees to be subject to the provisions of Section 6.3 (which transferee shall be reasonably acceptable to Saratoga).

                  6.6. Supplemental Indenture. Each Holder hereby consents to the modifications to be made to the Old Indenture pursuant to a Supplemental Indenture substantially in the form of Exhibit B hereto (the "Supplemental Indenture").

                  6.7. Management Fees. Fasteners covenants and agrees that neither it nor any of its subsidiaries shall, and each of the Greenwich Entities covenants and agrees that it shall not cause Fasteners or any of its subsidiaries to, make any quarterly payment of the man-agement services fee contemplated by Section 3.1 of the Greenwich Agreement (the "Greenwich Management Fee") to any Greenwich Entity or any affiliate thereof unless the payment of the management services fee contemplated by Section 3.1 of the Saratoga Agreement (the "Saratoga Management Fee") with respect to the same quarter is made at the same time; provided that in the event that Fasteners does not have sufficient funds to pay the full amount of the Greenwich Management Fee and the Saratoga Management Fee with respect to any quarter, the Saratoga Management Fee with respect to such quarter may be reduced in proportion to any reduction of the Greenwich Management Fee with respect to such quarter. It is understood and agreed that the Greenwich Management Fee shall not be paid in an amount in excess of, or below, $1,000,000.


                                    ARTICLE 7

                       CONDITIONS PRECEDENT TO OBLIGATIONS


                  7.1. Conditions Precedent to Obligations of the Holders. The obligation of the Holders to consummate and effect the transactions contemplated by this Agreement and the other agreements to be delivered in connection herewith shall be subject to the satisfaction, or the waiver by the Holders, of the following conditions:

                  7.1.1. Representations and Warranties True. The representations and warranties of Holdings, Fasteners, Saratoga L.P. and Saratoga C.V. contained in this Agreement and each other Transaction Document to which Holdings, Fasteners, Saratoga L.P. or Saratoga C.V. may be a party shall be true as of and on the Closing Date with the same effect as though made on such date, except for those representations and warranties that speak only as of a specified date.

                  7.1.2. Performance of Covenants and Agreements. Each of Holdings, Fasteners, Saratoga L.P. and Saratoga C.V. shall have performed and complied, in all material respects, with all covenants and agreements required by the Transaction Documents to be performed or complied with by each on or before the Closing Date.

                  7.1.3. Delivery of Closing Certificate. Each of Holdings, Fasteners, Saratoga L.P. and Saratoga C.V. shall have delivered to the Holders a certificate, dated as of the Closing Date and signed on behalf of each of them by one of its respective executive officers, to the effect that, to the best of such executive officer's knowledge (in its capacity as such and without personal liability) after reasonable investigation, each of the conditions specified in Sections 7.1.1 and 7.1.2 above has been satisfied or waived by the Holders.

                  7.1.4. Indenture. Fasteners and Wilmington Trust Company shall have entered into the Indenture with respect to the New Bonds substantially in the form attached hereto as Exhibit C.

                  7.1.5. Greenwich Agreement. Each of the parties thereto shall have executed and delivered a Management and Financial Advisory Agreement substantially in the form attached hereto as Exhibit D (the "Greenwich Agreement").

                  7.1.6. Termination and Release Agreements. Each of the parties thereto shall have executed and delivered Termination and Release Agreements substantially in the forms attached hereto as Exhibit E (the "Termination and Release Agreements").

                  7.1.7. Merger Agreement. Each of Fasteners and Holdings shall execute and deliver a Merger Agreement substantially in the form attached hereto as Exhibit F (the "Merger Agreement"), pursuant to which Holdings will merge with and into Fasteners (with Fasteners as the surviving entity) and the common stockholders of Holdings will be issued Common Stock of Fasteners simultaneously with the consummation of the Exchange.

                  7.1.8. Other Deliveries. Each of Holdings and Fasteners shall have delivered to the Holders in form and substance satisfactory to the Holders, the following:

                           (a) Long-form certificates of good standing from the
                  Secretary of State of the State of Delaware, dated a date reasonably close to the Closing Date; and

                           (b) Certificate of the Secretary of each of Holdings
                  and Fasteners, dated as of the Closing Date, as to such company's certificate of incorporation, bylaws, resolutions and the incumbency and signatures of its signing officers.

                  7.1.9. Opinion of Hunton & Williams. Hunton & Williams, counsel for Holdings and Fasteners, shall have delivered an opinion, dated the Closing Date, to the Holders in form and substance satisfactory to the Holders.

                  7.1.10. Board Resolutions. Resolutions of the board of directors of each of Holdings and Fasteners, revising the exercise price of all options and warrants to purchase shares of capital stock of Holdings, Fasteners or any of their subsidiaries, to ensure that the rights of the option and warrant holders are not substantially enlarged as a consequence of the Exchange and confirming that such options and warrants have an exercise price substantially greater than the fair market value of the Common Stock.

                  7.2. Conditions Precedent to Obligations of Holdings and Fasteners. The obligations of Holdings and Fasteners to consummate the transactions contemplated by this Agreement and the other agreements to be delivered herewith shall be subject to the satisfaction, or waiver by Holdings and Fasteners, of the following conditions:

                  7.2.1. Representations and Warranties True. The representations and warranties of each Holder and Saratoga L.P. and Saratoga C.V. contained in this Agreement and each other Transaction Document to which such Holder, Saratoga L.P. or Saratoga C.V. is a party shall be true as of and on the Closing Date with the same effect as though made on such date, except for those representations and warranties that speak only as of a specified date.

                  7.2.2. Performance of Covenants and Agreements. Each Holder, Saratoga L.P. and Saratoga C.V. shall have performed and complied, in all material respects, with all covenants and agreements required by this Agreement or any other Transaction Document to which such Holder, Saratoga L.P. or Saratoga C.V., is a party to be performed or complied with by such Holder, Saratoga L.P. or Saratoga C.V. on or before the Closing Date.

                  7.2.3. Delivery of Closing Certificate. Each Holder, Saratoga L.P. and Saratoga C.V. shall have delivered to Holdings and Fasteners a certificate, dated as of the Closing Date and signed on behalf of such Holder, Saratoga L.P. or Saratoga C.V., by one of its executive officers, to the effect that, to the best of such executive officer's knowledge (in its capacity as such and without personal liability) after reasonable investigation, each of the conditions specified in Sections 7.2.1 and 7.2.2 above has been satisfied or waived by Holdings and Fasteners.

                  7.2.4. Greenwich Additional Investment. One or more of the Greenwich Entities shall have made the GSC Loans (as defined in the Amendment) in accordance with the terms set forth with respect thereto in the Amendment.

               7.2.5. Warrant Agreements. Each of the parties thereto shall have executed and delivered Warrant Agreements substantially in the forms attached hereto as Exhibit G (the "Warrant Agreements"), and Fasteners shall have issued the warrants (each such warrant exercisable for one share of Common Stock, subject to adjustment in accordance with the Warrant Agreements) contemplated thereby to the existing stockholders of Holdings in the amounts set forth on Exhibit A hereto.

                  7.3. Conditions Precedent to Obligations of Saratoga. The obligations of Saratoga C.P. and Saratoga C.V. to consummate the transactions contemplated by this Agreement and the other agreements to be delivered herewith shall be subject to the satisfaction, or waiver by Saratoga, of the following conditions:

                  7.3.1. Representations and Warranties True. The representations and warranties of Holdings, Fasteners and each Holder contained in this Agreement and each other Transaction Document to which Holdings, Fasteners or any Holder may be a party shall be true as of and on the Closing Date with the same effect as though made on such date, except for those representations and warranties that speak only as of a specified date.

                  7.3.2. Performance of Covenants and Agreements. Each of Holdings, Fasteners and each Holder shall have performed and complied, in all material respects, with all covenants and agreements required by the Transaction Documents to be performed or complied with by each on or before the Closing Date.

                  7.3.3. Delivery of Closing Certificate. Each of Holdings, Fasteners and each Holder shall have delivered to Saratoga a certificate, dated as of the Closing Date and signed on behalf of each of them by one of its respective executive officers (in its capacity as such and without personal liability), to the effect that, to the best of such executive officer's knowledge after reasonable investigation, each of the conditions specified in Sections 7.3.1 and 7.3.2 above has been satisfied or waived by Saratoga.

                  7.3.4. Saratoga Agreement. Each of the parties thereto shall have executed and delivered a Management and Financial Advisory Agreement substantially in the form attached hereto as Exhibit H (the "Saratoga Agreement").

                  7.3.5. Opinion of Hunton & Williams. Hunton & Williams, counsel for Holdings and Fasteners, shall have delivered an opinion, dated the Closing Date, to Saratoga in form and substance reasonably satisfactory to Saratoga.

                  7.4. Conditions Precedent to Obligations of the Parties. The obligations of all parties hereto to consummate the transactions contemplated by this Agreement and the other agreements to be delivered in connection herewith shall be subject to the satisfaction, or waiver by all parties hereto, of the following conditions:

                  7.4.1. Stockholders Agreement. Each of the parties thereto shall have executed and delivered a Stockholders Agreement substantially in the form attached hereto as Exhibit I (the "Stockholders Agreement").

                  7.4.2. Registration Rights Agreement. Each of the parties thereto shall have executed and delivered a Registration Rights Agreement substantially in the form attached hereto as Exhibit J (the "Registration Rights Agreement").

                  7.4.3. Treatment of Senior Debt. Each of the Credit Agreement Parties, the Required Banks and the Revolving Loan Banks under the Credit Agreement shall have entered into the Amendment, in form and substance reasonably satisfactory to Holdings, Fasteners, Saratoga and the Greenwich Entities.

                  7.4.4. Mutual Releases. Each of the parties thereto shall have executed and delivered a Mutual Release Agreement substantially in the form attached hereto as Exhibit L (the "Mutual Release").

                  7.4.5. Employee Waivers. Each employee of Holdings and Fasteners and any of their subsidiaries who may be entitled to any payments under any "change of control" provisions in any employment agreement or arrangement as a result of the consummation of the transactions contemplated hereby or by any other Transaction Document shall deliver to Holdings and Fasteners a waiver of all such payments to which such employee may be entitled.

                  7.4.6. Equity Compensation Plans; Stock Options. Each of Holdings, Fasteners and their subsidiaries shall have (i) terminated all stock option plans and other equity compensation plans, which provide for the grant of options to purchase shares of capital stock of Holdings, Fasteners or any of their subsidiaries, and (ii) taken all actions necessary to provide that all outstanding options or warrants held by current employees of Holdings, Fasteners or any of their subsidiaries to purchase shares of capital stock of Holdings, Fasteners or any of their subsidiaries have been cancelled without payment, including, without limitation, having obtained all necessary consents from the holders of such options and warrants to effectuate such cancellation.


                                    ARTICLE 8

                                  MISCELLANEOUS


                  8.1. Entirety. This Agreement and the other agreements to be delivered in connection herewith embody the entire agreement among the parties with respect to the subject matter hereof and thereof, and all prior agreements between the parties with respect thereto are hereby and thereby superseded in their entirety, except that the Confidentiality

Agreement dated April 27, 2001 between Holdings and GSCP, L.P. (NJ) shall survive until terminated in accordance with the terms thereof.

                  8.2. Counterparts. Any number of counterparts of this Agreement may be executed and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one instrument.

                  8.3. Fees and Expenses. Except as otherwise provided herein, Fasteners shall pay all fees, costs and expenses incurred by it or Holdings or on its or Holdings' behalf and by Saratoga, Birch Advisors, LLC ("Birch"), GSC Recovery II, L.P. ("GSC"), GSCP Recovery (US) L.L.C. ("GSCP (US)"), Unione Italiana (U.K.) Reinsurance Company, Limited ("Unione") and Greenwich Street Capital Partners II, L.P. (collectively with GSC, GSCP (US) and Unione, the "Greenwich Entities") in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limiting the generality of the foregoing, fees, costs and expenses of the financial consultants, accountants and counsel of each of the foregoing. Without limiting the provisions of the preceding sentence, in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, (i) Fasteners shall, at the Closing, pay Birch a fee of $800,000 in cash; (ii) Fasteners shall, at the Closing, pay Saratoga Management Company an aggregate fee of (a) $500,000 in cash and (b) Common Stock and New Bonds as set forth on Exhibit A hereto, representing an amount of Common Stock and New Bonds with an aggregate value of $300,000, such Common Stock and New Bonds to be valued on the basis of an assumed total equity value of Fasteners of $21,900,000 and such New Bonds to be valued at par value; and (iii) Fasteners shall pay Saratoga Management Company a fee in the form of a contingent payment of $500,000 (the "Contingent Payment"). The Contingent Payment will be earned and paid upon (i) Fasteners generating $30,000,000 or more in Normalized EBITDA for any four consecutive fiscal quarters or (ii) the Greenwich Entities receiving $90,000,000 in total gross proceeds from dividends, sale proceeds or any other consideration due to their investment in Fasteners. The payment of the Contingent Payment will be subject to the restrictions set forth in the Saratoga Subordination of Management Fees Agreement, dated as of the date hereof, between Fasteners and Saratoga Management Company. Capitalized terms used in this Section 8.3 but not defined herein shall have the meanings given them in the Credit Agreement. "Normalized EBITDA" means EBITDA (as defined in the Indenture), less (i) one-time or unusual or non-recurring charges, (ii) restructuring charges, (iii) write-offs, (iv) transaction fees and expenses and
(v) fees paid pursuant to the Greenwich Agreement and the Saratoga Agreement.

                  8.4. Notices and Waivers. All notices, requests, instructions, claims, demands, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date deliv-ered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon receipt by facsimile transmission (with confirmation), or upon delivery by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or to such other persons or addresses as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change in address shall be effective only upon receipt thereof)):

               (a)    If to Holdings or Fasteners:

                      Scovill Fasteners Inc.
                      1802 Scovill Drive
                      Clarkesville, GA  30523
                      Telephone:  (706) 754-4181
                      Facsimile:  (706) 754-2826
                      Attention:  President

                      with a copy to:

                      Hunton & Williams
                      600 Peachtree Street, N.E.
                      Atlanta, GA  30308
                      Telephone:  (404) 808-4000
                      Facsimile:  (404) 808-4190
                      Attention:  Dana Kull, Esq.

               (b)    If to Saratoga:

                      Saratoga Partners III, L.P.
                      535 Madison Avenue
                      New York, NY  10022
                      Telephone:  (212) 906-7000
                      Facsimile:  (212) 730-3343
                      Attention:  Christian L. Oberbeck
                      with a copy to:

                      Cahill Gordon & Reindel
                      80 Pine Street
                      New York, NY  10005
                      Telephone:  (212) 701-3000
                      Facsimile:  (212) 269-5420
                      Attention:  Robert Usadi, Esq.

               (c)    If to any of the Greenwich Entities:

                      GSC Partners
                      500 Campus Drive
                      Suite 220
                      Florham Park, NJ  07932
                      Telephone:  (973) 437-1010
                      Facsimile:  (973) 437-1037
                      Attention:  Robert A. Hamwee

                      with a copy to:

                      Dewey Ballantine LLP
                      1301 Avenue of the Americas
                      New York, NY  10019
                      Telephone:  (212) 259-8000
                      Facsimile:  (212) 259-6333
                      Attention:  Michael Sage, Esq. and
                                  Roslyn Tom, Esq.

               (d)    Cerberus International, LTD
                      c/o Partridge Hill Overseas Management, LLC
                      450 Park Avenue, 28th Floor
                      New York, NY  10022
                      Telephone:  (212) 891-2100
                      Facsimile:  (212) 755-3009
                      Attention:  Robert Davenport
                      with a copy to:

                      Schulte, Roth & Zabel
                      919 Third Avenue
                      New York, NY  10022
                      Telephone:  (212) 756-2000
                      Facsimile:  (212) 593-5955
                      Attention:  Stuart D. Freedman, Esq.

                  8.5. Table of Contents and Captions. The table of contents, table of exhibits and captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any article, section, or paragraph hereof or thereof.

                  8.6. Assignment. Except as provided in Section 6.3.2, no party hereto may assign any rights under this Agreement and any such purported assignment of rights shall be void.

                  8.7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors of the parties hereto.

                  8.8. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  8.9. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY, COUNTY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS (OTHER THAN THE AMENDMENT) OR ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH

A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  8.10. Amendment. This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by three-fourths in interest of the Holders, on the one hand, and Fasteners, on the other hand; provided that Sections 6.2.2, 6.3, 7.2.4, 7.3.4 and 8.3 may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions thereof may be given unless consented to in writing by Saratoga. Unless otherwise specified in such waiver or consent, a waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

                  8.11. Third Party Beneficiaries. Nothing expressed or implied in this Agreement or any agreement delivered in connection herewith is intended or shall be construed to confer upon or give to any third party (other than parties released under the Termination and Release Agreements and the Mutual Release) any rights or remedies against any party hereto.

                  8.12. Further Assurances. Each of the parties hereto covenants and agrees upon the request of the other, to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to this Agreement.

                  8.13. Survival. The representations and warranties contained herein and in any certificate or writing delivered pursuant hereto shall not survive the Closing.

                  8.14. Publicity. None of the parties hereto shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure shall be approved by those parties mentioned in such press release or public disclosure in advance. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the Commission or other Governmental Entity, make such statements with respect to the transactions contemplated by this Agreement as each may be advised by counsel is legally necessary or advisable, and may make such disclosure as it is advised by its counsel is required by law.

               8.15. Subordination. Each of the parties hereto agrees that any damages suffered by, or claims of rescission by, any of the Holders as a result of any breach of this Agreement by Holdings, Fasteners or its subsidiaries shall be considered to be obligations or liabilities of Fasteners and its subsidiaries, the payment of which is subordinated in right of payment and exercise of remedies to the prior payment in full (as defined in the Indenture) of all Senior Debt (as defined in the Indenture) of Fasteners and its subsidiaries on the same terms, mutatis mutandis, as the payment of the Subordinated Debt (as defined in the Indenture) is subordinated to the prior payment in full of the Senior Debt pursuant to the Indenture.

                            [Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by their respective duly authorized representatives, all as of the day and year first above written.

                                   SCOVILL HOLDINGS INC.

                                   By: /s/ John H. Champagne
                                       ------------------------------
                                       Name:  John H. Champagne
                                       Title: Chief Executive Officer




                                   SCOVILL FASTENERS INC.


                                   By: /s/ John H. Champagne
                                       ------------------------------
                                       Name:  John H. Champagne
                                       Title: Chief Executive Officer

                                   SARATOGA PARTNERS III, L.P.

                                   By: Saratoga Management Company, LLC,
                                       its Investment Manager



                                   By: /s/ Richard A. Petrocelli
                                       -----------------------------------
                                       Name:  Richard A. Petrocelli
                                       Title: Principal




                                   SARATOGA PARTNERS III, C.V.

                                   By: Saratoga Management Company, LLC,
                                       its Investment Manager



                                   By: /s/ Richard A. Petrocelli
                                       -----------------------------------
                                       Name:  Richard A. Petrocelli
                                       Title: Principal




                                   SARATOGA MANAGEMENT COMPANY, LLC


                                   By: /s/ Richard A. Petrocelli
                                       -----------------------------------
                                       Name:  Richard A. Petrocelli
                                       Title: Principal

                                             HOLDERS:

                                             GSC RECOVERY II, L.P.

                                             By: GSC Recovery II GP, L.P.,
                                                 its General Partner

                                                 By: GSCP (N.J.), L.P.,
                                                     its General Partner

                                                     By: GSCP (N.J.), Inc., its
                                                           General Partner


                                             By: /s/ Robert A. Hamwee
                                                --------------------------------
                                                Name: Robert A. Hamwee
                                                Title: Managing Director



                                             GSCP RECOVERY (US) L.L.C.

                                             By: Greenwich Street Capital
                                                 Partners II, L.P., its General
                                                 Partner

                                                 By: Greenwich Street
                                                     Investments II, L.L.C.,
                                                     its General Partner

                                             By: /s/ Robert A. Hamwee
                                                --------------------------------
                                                Name: Robert A. Hamwee
                                                Title: Managing Director





                                             UNIONE ITALIANA (U.K.) REINSURANCE
                                               COMPANY, LIMITED


                                             By: /s/ Robert A. Hamwee
                                                --------------------------------
                                                Name: Robert A. Hamwee
                                                Title: Director

                                    GREENWICH STREET CAPITAL
                                    PARTNERS II, L.P.

                                    By: GREENWICH STREET INVESTMENTS
                                        II, L.L.C., its General Partner


                                    By: /s/ Robert A. Hamwee
                                        -------------------------------
                                        Name:  Robert A. Hamwee
                                        Title: Managing Director







                                    CERBERUS INTERNATIONAL, LTD.

                                    By: Partridge Hill Overseas Management, LLC,
                                        its Investment Manager


                                    By: /s/ Mark A. Neporent
                                        -------------------------------
                                        Name:  Mark A. Neporent
                                        Title: Vice President

                                                                       Exhibit A


                                     Holders
                                     -------

                                                   Principal Amount       Shares of      Principal Amount
                                                     of Old Notes       Common Stock       of New Bonds
         Holder                                    to Be Cancelled     to Be Received     to Be Received
         ------                                    ---------------     --------------     --------------
GSC Recovery II, L.P.                                $10,950,000          9,756,502         $4,380,000

GSCP Recovery (US) L.L.C.                            $76,750,000         68,384,617        $30,700,000

Unione Italiana (U.K.) Reinsurance
   Company, Limited                                   $3,500,000          3,118,517         $1,400,000

Greenwich Street Capital Partners II, L.P.              $300,000            267,301           $120,000

Cerberus International, LTD                           $7,500,000          6,682,536         $3,000,000

                                    Saratoga
                                    --------

                                                   Shares of              Principal Amount
                                                  Common Stock              of New Bonds
                                              to Be Received Pursuant    to Be Received Pursuant
               Holder                             to Section 8.3             to Section 8.3
               ------                             --------------             --------------
Saratoga Management Company, LLC                     545,893                    $193,861